Exhibit 10(b)

Performance Share Award Agreement
under the
TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan

This Performance Share Award Agreement (this “Agreement”) under the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan, as amended (the “Plan”), dated as of the grant date set forth below, is made between TrustCo Bank Corp NY (the “Company”) and the Participant set forth below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

The award granted in this Agreement is contingent on the Participant agreeing to be bound by all of the terms and conditions of the Plan and this Agreement by signing and returning this Agreement to the Company on or before the close of business on the second business day after November 17, 2015 (that is, November 19, 2015). If the Participant fails to return a signed copy of this Agreement to the Company on or before such date, this award will be deemed to be voided and withdrawn and, as such, of no force or effect.

1.         Grant of Performance Shares. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant an award of the number of performance shares set forth in Paragraph 2 effective as of the Grant Date set forth therein (the performance shares granted hereunder are hereafter referred to as the “Performance Shares”). Each Performance Share shall represent the right to receive upon settlement an amount of cash equal to the Fair Market Value of one share of Common Stock.

2.         Award Summary.

Participant:

Grant Date:	November 17, 2015

Number of Performance Shares:

Threshhold:
Target:
Maximum:

Performance Period:	January 1, 2016 to December 31, 2018

3.         Satisfaction of Vesting Conditions.

(a)            General. Except as provided in this Agreement, the Performance Shares are subject to a substantial risk of forfeiture until vested and as set forth in this Paragraph 3 are transferable only to the extent provided in Paragraph 12 hereof. Except as otherwise provided herein, the Participant shall be entitled to receive payment in respect of the Performance Shares described in this Agreement (“vesting”) only upon the satisfaction of two conditions: a time-based condition and a performance goals condition. The conditions are described in more detail in Paragraphs 3(b) and 3(c) below. The Participant shall not be entitled to payment in respect of the Performance Shares unless both conditions are satisfied.

(b)            Time-Based Condition. Except as otherwise provided herein, the time-based condition will be satisfied only if the Participant has remained an employee of the Company from the Grant Date through the last day of the Performance Period.

(c)            Performance Goals Condition. Except as otherwise provided herein, achievement of the performance goals condition will be measured by the percentage increase in the Company’s diluted earnings per share (“Diluted EPS”) as of the end of the Performance Period over the Company’s Diluted EPS for the year ended December 31, 2015 (“Base Diluted EPS), subject to the provisions of the Plan, including Section 17(d) thereof, as follows:

Increase in Diluted EPS at end of Performance Period	Percentage of Performance Shares Subject to Vesting
Less than 6% increase over Base Diluted EPS	No vesting
At least 6% but less than 9% increase over Base Diluted EPS	Threshold Vesting (75% of Target Performance Shares)
At least 9% but less than 12% increase over Base Diluted EPS	Target Vesting (100% of Target Performance Shares)
12% or greater increase over Base Diluted EPS	Maximum Vesting (125% of Target Performance Shares)

In the event that the Company’s Diluted EPS for any calendar year during the Performance Period falls below the Base EPS, one-third of the Performance Shares will be forfeited and in such event the Participant shall not be entitled to any payment in respect of such forfeited Performance Shares under this Agreement. For purposes of this Agreement, Diluted EPS shall be determined (x) for any full calendar or fiscal year by reference to the calculations of the Company’s earnings per share as set forth in the Company’s audited financial statements for that year and (y) for any period for which audited financial statements are not prepared for the Company, by reference to the pertinent financial records of the Company.

(d)            Death, Disability or Retirement. In the event of a Participant’s Separation from Service because of death, Disability or Retirement during the Performance Period, Participant shall receive a prorata payment based on the number of full months’ service during the Performance Period but taking into account the achievement of performance goals during the entire Performance Period. Payment, if any, under this Agreement shall be made after completion of the Performance Period at the time any such payment would have been made under the Plan and this Agreement had the Participant not experienced a Separation from Service. The prorata payment shall be calculated by multiplying the number of Performance Shares to which the Participant would have received pursuant to this Agreement and the Plan had he or she not experienced a Separation from Service by a fraction the denominator of which is 36 and numerator of which is the number of full months during the Performance Period prior to the Separation from Service.

(e)            Other Separation from Service. In the event of a Participant’s Separation from Service for any reason other than death, Disability or Retirement during the Performance Period, all Performance Shares shall be forfeited.

(f)            Change in Control. In the event of a Change in Control during the Performance Period, the time-based vesting condition described in Paragraph 3(b) shall be completely satisfied and payment shall be made in respect of the Performance Shares based upon the extent to which the performance goals described in Paragraph 3(c) during the Performance Period have been met up to the date of the Change-in-Control, or at Target Vesting, whichever is higher.

4.         Settlement of Performance Shares.

(a)            Normal Settlement. Upon completion of the Performance Period, the Committee shall evaluate and determine the extent to which the time-based vesting conditions described in Paragraph 3(b) and the performance-based vesting conditions described in Paragraph 3(c) have been satisfied and shall certify in writing the level of the performance goals attained and the amount payable as a result thereof. Payment in respect of the Performance Shares shall be made in a lump sum in cash to the Participant no later than March 15, 2019 (the “Settlement Date”), such date being the fifteenth day of the third month after the end of the first calendar year in which the Performance Shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Internal Revenue Code Section 409A.

(b)           Settlement upon a Qualified Change-in-Control. Notwithstanding the provisions of Paragraph 4(a), in the event of a Qualified Change-in-Control prior to the Settlement Date, the Committee shall evaluate and determine the extent to which the performance-based vesting conditions described in Paragraph 3(c) have been met up to the date of the Qualified Change-in-Control and shall certify in writing the level of the performance goals attained. Payment in respect of the Performance Shares shall be made in a lump sum in cash to the Participant on the date of the Qualified Change in Control in an amount determined based upon the extent to which the performance goals described in Paragraph 3(c) during the Performance Period have been met up to the date of the Qualified Change-in-Control, or at Target Vesting, whichever is higher, as provided in Paragraph 3(f).

(c)           Tax Withholding. The Company shall deduct or withhold from any payment under this Agreement an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement and the Plan.

5.         Rights as a Shareholder. The Participant shall have no voting rights and no rights to ordinary dividends or other distributions, with respect to the Performance Shares.

6.         No Right to Continued Employment. Neither this award of Performance Shares nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time with or without Cause. The Participant acknowledges and agrees that, except as otherwise provided herein, the satisfaction of the time-based vesting condition is subject to the Participant’s continuation of employment with the Company through the end of the Performance Period and not through the act of being hired or being granted this award.

7.         The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control and this Agreement shall be deemed to be modified accordingly. A copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s request to the Company at TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, New York 12302, Attention: Secretary.

8.         Compliance with Laws and Regulations. This award of Performance Shares shall be subject in all respects to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.

9.         Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered by hand or electronically by e-mail to the party for whom it is intended, (i) if to the Participant, to the current home address or e-mail address on file with the Company or delivered by hand personally to Participant and (ii) if to the Company, to the address of the Company’s corporate headquarters, currently located at 5 Sarnowski Drive, Glenville, New York 12302, or such other address to which the Company has moved its corporate headquarters, to such other address that the Company may specify from time to time in a notice sent to the Participant, in each case Attention: Human Resource Department.

10.       Other Plans. The Participant acknowledges that any income derived from the Performance Shares shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained or sponsored by the Company or any affiliate of the Company.

11.       Recovery of Incentive Compensation. This award of Performance Shares and any cash compensation received by the Participant pursuant to this award that constitute incentive-based compensation may be subject to recovery by the Company under any compensation recovery, recoupment or clawback policy or program that the Company may adopt from time to time, including, without limitation, any policy that the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Stock may be listed. The Participant shall promptly return any such incentive-based compensation that the Committee determines the Company is required to recover from the Participant under any such policy.

12.       Beneficiary Designation. No Performance Shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, and any such purported sale, transfer, pledge, assignment or other alienation or hypothecation shall be void and unenforceable. The Participant may, pursuant to the Plan, name one or more beneficiaries to whom vested benefits under this Agreement shall be paid in case of Participant’s death before Participant receives all of such benefits. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.

13.       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. The Participant hereby agrees to the exclusive jurisdiction and venue of the federal and state courts of New York to resolve any and all issues that may arise out of or relate to this Agreement or the Plan.

TrustCo Bank Corp NY

By:
Name:
Title:

Accepted and agreed to:

Name:
Date: